UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2013

BROADRIDGE FINANCIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

001-33220	33-1151291
(Commission file number)	(I.R.S. Employer Identification No.)

1981 Marcus Avenue

Lake Success, New York 11042

(Address of principal executive offices)

Registrant’s telephone number, including area code: (516) 472-5400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 19, 2013, the Board of Directors of Broadridge Financial Solutions, Inc. (“Broadridge” or the “Company”) accepted the resignation of John Hogan as President of the Company, effective as of the close of business on December 31, 2013. Beginning on January 1, 2014, Mr. Hogan will continue to be employed by the Company in the non-officer role of Senior Managing Director of Broadridge Technology.

(c) In addition, on September 19, 2013, the Broadridge Board of Directors appointed Richard J. Daly as President of the Company, effective January 1, 2014. Mr. Daly is 60 years old and has served as the Company’s Chief Executive Officer and as a member of the Broadridge Board of Directors since the Company became an independent public company in 2007.

(e) On September 19, 2013, the Compensation Committee of the Company’s Board of Directors approved the modifications to the compensation of the Company’s Named Executive Officers, Messrs. Daly, Sheldon, Hogan, Gokey and Schifellite, set forth below:

The Compensation Committee increased Richard J. Daly’s fiscal year 2014 annual base salary by 11.9% to $800,000 from $715,000, effective as of September 1, 2013. In addition, Mr. Daly’s annual long-term equity incentive compensation target for fiscal year 2014 was increased to $3,000,000 from $2,500,000.

The Compensation Committee increased the fiscal year 2014 annual base salary of Dan Sheldon, the Company’s Corporate Vice President and Chief Financial Officer, by 3% to $488,000 from $473,800, effective as of September 1, 2013. In addition, Mr. Sheldon’s annual long-term equity incentive compensation target for fiscal year 2014 was increased to $800,000 from $600,000.

The Compensation Committee approved that, with the exception of an increase to his base salary of 3% to $556,200 effective as of September 1, 2013, John Hogan’s compensation for the first half of fiscal year 2014 shall remain unchanged while he continues in the role of President. The Compensation Committee approved certain modifications to Mr. Hogan’s compensation beginning on January 1, 2014 to reflect his new role. The Compensation Committee decreased his annual base salary by 10% to $500,000 from $556,200, effective on January 1, 2014. The Committee also decreased his annual performance-based cash incentive target to 140% of base salary from 150% of base salary. In addition, Mr. Hogan’s annual long-term equity incentive compensation target was decreased to $250,000 from $1,225,000 effective January 1, 2014.

On September 19, 2013, the Broadridge Board of Directors approved an expanded role for Timothy C. Gokey, Corporate Senior Vice President, Chief Operating Officer of Broadridge, to add responsibility for the Company’s Investor Communication Solutions business to his current responsibility for the Securities Processing Solutions business. This expanded role will be effective January 1, 2014. As a result, on September 19, 2013, the Compensation Committee approved certain modifications to Mr. Gokey’s compensation for fiscal year 2014 to reflect his new role. The Compensation Committee increased his annual base salary by 3.1% to $547,000 from $530,500, effective as of September 1, 2013. The Committee also increased his annual performance-based cash incentive target to 130% of base salary from 115% of base salary. In addition, Mr. Gokey’s annual long-term equity incentive compensation target for fiscal year 2014 was increased to $1,100,000 from $900,000.

The Compensation Committee increased the fiscal year 2014 annual base salary of Robert Schifellite, the Company’s Corporate Senior Vice President, Investor Communication Solutions, by 10.1% to $474,047 from $430,560, effective as of September 1, 2013.

In addition, on September 19, 2013, the Company entered into amendments to the Change in Control Enhancement Agreements, dated March 29, 2007 and previously amended effective December 31, 2008 (the “Enhancement Agreements”), with Richard J. Daly and John Hogan. The amendments delete the right of Mr. Daly and Mr. Hogan to receive an excise tax gross-up payment which could have been payable in the event of a change in control of the Company followed by a qualified termination of their employment. The amendments to the Enhancement Agreements are attached hereto as Exhibits 10.1 and 10.2.

Item 9.01.	Financial Statements and Exhibits.

Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Amendment No. 2, dated September 19, 2013, to the Change in Control Enhancement Agreement, dated as of March 29, 2007 and amended effective December 31, 2008, between Broadridge Financial Solutions, Inc. and Richard J. Daly.

10.2	Amendment No. 2, dated September 19, 2013, to the Change in Control Enhancement Agreement, dated as of March 29, 2007 and amended effective December 31, 2008, between Broadridge Financial Solutions, Inc. and John Hogan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 20, 2013

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:	/s/ Adam D. Amsterdam
Name:	Adam D. Amsterdam
Title:	Vice President, General Counsel and Secretary